Exhibit 99.1

To Our Shareholders:

Southern Michigan Bancorp, Inc. incurred a net loss of $271,000, or 12¢ per diluted share, for the first quarter of 2009. Our earnings for the quarter were primarily affected by an increase in loan loss provision expense, totaling $1.1 million, when compared to the first quarter of 2008. The financial results for the quarter compared with the same period last year are included with this letter for your review.

By now you have no doubt been overwhelmed by media reports regarding the economic challenges for our region and the country as a whole, and their impact on the banking industry. Some of the information has been accurate and much has been either incomplete or inaccurate. I would like to use the opportunity of this letter to update you on what we see from our vantage point at Southern with regard to economic conditions in our market area, the impact on Southern's future financial performance, and our actions to return to Southern's historic levels of profitability.

Michigan's economy continues to struggle and recently included the government takeover of Chrysler and General Motors. Very simply, thousands of jobs have been eliminated and are unlikely to be replaced for several years, if at all. Michigan and our market area will likely experience nominal growth at best for the foreseeable future.

Southern's directors and management team have already begun to implement strategies to improve the Company's financial performance. During the first quarter, we consolidated the charters of our two affiliate banks into a single charter and single name: Southern Michigan Bank & Trust. This alone will generate operating expense savings of more than $400,000 per year when fully phased in. Our balance sheet management strategies have enabled us to reduce the Company's exposure to higher cost, non-core funding sources. This will improve our net interest margin, which still remains over 4% and ranks us among the upper end of our peers.

Southern continues to be well capitalized as measured by applicable regulatory standards. The reduction of our quarterly dividend to five cents per share, although a very difficult decision, will increase capital by more than $1.4 million per year. Our capital strength enabled us to avoid participating in the federal government's TARP Capital Purchase Program. After thoroughly analyzing all aspects of the program, our board determined that it would not enhance creation of long-term shareholder value and it would permit the government to dictate business decisions that may not be in the best interests of shareholders.

The turmoil within the banking industry is likely to transform the competitive landscape in ways we cannot predict. However, it is our belief that companies like Southern, with exceptional capital strength, strong core earnings and disciplined decision-making, will emerge as industry leaders. We have already begun to experience growth in high quality business loan and deposit relationships, and in consumer banking services as customers in both sectors seek out strong banking partners. In addition, we believe that our fundamental strengths will allow us to take advantage of geographic expansion opportunities as the pace of consolidation within the banking industry accelerates.

I appreciate your encouragement and support through these challenging times. Despite the preponderance of disappointing news, we are optimistic about the future for both our region and our company. Please feel free to contact me, members of our management team or any of our directors should you have questions or comments.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer